Exhibit 16.2

July 21, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Jason Industries, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated June 30, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ Rothstein Kass

Rothstein Kass